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                                                                      EXHIBIT 21

                            HOUGHTON MIFFLIN COMPANY

                              LIST OF SUBSIDIARIES

     Houghton Mifflin directly or indirectly owns all of its subsidiaries, including those significant subsidiaries on the list below. The consolidated financial statements include all of Houghton Mifflin's subsidiaries.

     1.  McDougal Littell Inc., a Delaware corporation.

     2.  The Riverside Publishing Company, a Delaware corporation.

     3.  Great Source Education Group, Inc., a Delaware corporation.

     4.  Sunburst Technology Corporation, a Delaware corporation.

     5.  Computer Adaptive Technologies, Inc., a Delaware corporation.